UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 20, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Wednesday, June 6, 2007, at 11 am. (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2007

The 2007 Annual Meeting of Stockholders (Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Wednesday June 6, 2007, at 11 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect ten persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 9, 2007 (Record Date) are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9 am and 5 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 20, 2007.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 20, 2007

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of ManTech International Corporation (Board) is soliciting proxies to be voted at the 2007 Annual Meeting of Stockholders (Annual Meeting) to be held on Wednesday, June 6, 2007, at 11 am (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to our stockholders on or about April 20, 2007.

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting to be held on June 6, 2007, and at any adjournment of the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect ten (10) persons as directors of the Company, each to serve for a term of one year; and

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2007.

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Robert A. Coleman, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date.    Stockholders as of the close of business on April 9, 2007 (Record Date) may vote at the Annual Meeting.

Our Stock.    We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of April 1, 2007, a total of 33,970,866 shares were outstanding: 19,491,313 shares of Class A common stock and 14,479,553 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

Voting Requirements and Other Matters

Quorum.    The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting.

Broker Non-Votes.    If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions for the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For any other proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

How to Vote Your Shares.    You can only vote your shares at the Annual Meeting if you are present either in person or by proxy.

If you vote by mail, you must sign and date each proxy card that you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf for the election of the nominees for director listed below and for the ratification of the appointment of the independent auditors, in accordance with the Board’s recommendations.

You may vote your shares in person at the Annual Meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

Voting ESOP Shares.    Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Votes Required for Approval.    There are different vote requirements for the two proposals.

•

Election of Directors.    Each of the ten nominees for director who receive a plurality of the votes cast at the Annual Meeting will be elected. Because a plurality vote is required, broker non-votes will not affect the outcome of the vote on this matter—they are treated as neither votes for nor votes against the election of directors.

•

Ratification of Auditors.    The ratification of the appointment of Deloitte & Touche LLP (D&T) to serve as our independent auditors for the fiscal year ending December 31, 2007 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of shares that may be voted, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of shares that may be voted, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of D&T to serve as our independent auditors.

Tabulation of Votes.    Mr. Joseph Cormier, our Vice President—Corporate Development, has been appointed inspector of elections for the Annual Meeting. Mr. Cormier will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Announcement of Voting Results.    We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the first quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy.    If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

Ownership by Insiders.    As of April 1, 2007, our directors and executive officers beneficially owned an aggregate of 361,237 shares of Class A common stock and 14,479,553 Class B common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised prior to June 1, 2007), which constitutes approximately 44% of our outstanding common stock and 88% of the voting control of common stock entitled to vote at the Annual Meeting.

Solicitation.    The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

PROPOSAL 1—ELECTION OF DIRECTORS

General Information

During 2006, the Board held seven meetings. Our Board is currently comprised of eleven members, each of whom serves for a one year term that expires at the Annual Meeting.

The Board has nominated each of the current directors to serve as a director until the 2008 Annual Meeting of Stockholders, with the exception of Dr. Paul Stern, who informed the Company in February 2007 of his decision not to stand for re-election to the Board at the Annual Meeting. Each nominee named below is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name and age (as of the mailing date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since
George J. Pedersen	71	1968

Mr. Pedersen is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a Director of ManTech since 1968 and was appointed Chairman of the Board of Directors in 1979, adding the position of Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc. since 1994 and was an executive employee of GSE from 1999 to 2002. Mr. Pedersen is chairman of the board of directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen is on the board of directors of the National Defense Industrial Association (NDIA), the Institute for Scientific Research, Inc., and the Association For Enterprise Integration (AFEI), three industry associations.

Name	Age	Director Since
Richard L. Armitage	61	2005

Mr. Armitage has served as a Director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005 he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage has received numerous U.S. military decorations and has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. Mr. Armitage currently serves on the board of directors of ConocoPhillips, a NYSE-listed international, integrated energy company.

Mary K. Bush	59	2006

Ms. Bush was appointed a Director of ManTech on October 5, 2006. Ms. Bush founded Bush International, a global consulting firm in 1991. From 1989 to 1991, Ms. Bush served as managing director of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President of International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of The Pioneer Family of Mutual Funds, Brady Corporation, Briggs & Stratton Corporation, and UAL Corporation (United Airlines).

Barry G. Campbell	65	2002

Mr. Campbell has served as a Director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997 he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, Plc in 1998.

Robert A. Coleman	47	2006

Mr. Coleman is President and Chief Operating Officer of ManTech. Mr. Coleman was named President and Chief Operating Officer of the Company in September 2004 and elected as a Director of the Company in March 2006. Prior to that, he was the President of ManTech’s Information Systems and Technology organization. Before joining ManTech, Mr. Coleman was the CEO and President of Integrated Data Systems Corporation (IDS), a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense that had revenues of approximately $40 million at the time it was acquired by ManTech. Founded by Mr. Coleman in 1990, IDS was acquired by ManTech in February 2003.

Name	Age	Director Since

Walter R. Fatzinger, Jr.	64	2002

Mr. Fatzinger has served as a Director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999 and currently serves as Vice Chairman and director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves on the board of directors of Optelecom Inc., a Nasdaq-listed company and a manufacturer of communications products that transport data, video and audio over the internet and fiber-optic cable. Mr. Fatzinger currently serves as Vice-Chairman and Director of Chevy Chase Trust Co., also a subsidiary of Chevy Chase Bank and is Chairman of the University of Maryland Foundation.

David E. Jeremiah	73	2004

Admiral Jeremiah has served as a Director of ManTech since 2004. From 1994 to 2005, Adm. Jeremiah served on our Advisory Board. Admiral Jeremiah currently serves as Chairman of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm engaged primarily in the aerospace, defense, telecommunications, and electronics industries. Admiral Jeremiah serves on the board of directors for Todd Shipyards Corporation, a NYSE-listed company engaged in shipbuilding, ship overhaul, conversion and repair in the United States. During his military career, Adm. Jeremiah earned a reputation as an authority on strategic planning, financial management and the policy implications of advanced technology. From 1990 to 1994, Adm. Jeremiah served as Vice Chairman of the Joint Chiefs of Staff for Generals Powell and Shalikashvili.

Richard J. Kerr	71	2002

Mr. Kerr has served as a Director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement).

Kenneth A. Minihan	64	2006

Lt. Gen. Minihan was appointed a Director of ManTech on June 6, 2006. Since 2002, Lt. Gen. Minihan serves as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lt. Gen. Minihan served as President of the Security Affairs Support Association. Lt. Gen. Minihan spent 33+ years of service in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996 he was a Director of the Defense Intelligence Agency. Lt. Gen. Minihan is a Founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the board of directors of BAE Systems, NA, MTC Technologies, Inc., Verint Systems, Inc. and Lucent Government Solutions.

Stephen W. Porter	68	1991

Mr. Porter has served as a Director of ManTech since 1991. Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, where he has practiced law since June 1993, focusing on real estate, tax and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the Executive Committee of the Greater Washington Board of Trade and is Immediate Past Chairman of the Board of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute.

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In October 2006, the Board established and adopted guidelines that it follows in matters of corporate governance. These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Corporate Governance Guidelines are posted on the “Corporate Governance” page in the Investors Relations section of our website at www.mantech.com (our Website).

We have also made available on the Corporate Governance page of our Website a number of other important documents related to our governance practices, including

•	Charters of all five of our standing Board Committees

•	Certificate of Incorporation and Bylaws

•	Code of Ethics (Standards of Ethics and Business Conduct)

•	Related Party Transactions Policy

•	Stock Option Grant Policy

•	Formal policy regarding the consideration of director candidates recommended by stockholders

We will also make these materials available in print format to any requesting stockholder.

Director Independence

The Board is comprised of a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consists entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and the applicable rules and regulations of the SEC. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between each such director (or any member of his or her immediate family) and the Company and its subsidiaries and affiliates. The purpose of this evaluation is to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that a director has no relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations: Mary Bush, Barry Campbell, Walter Fatzinger, David Jeremiah, Richard Kerr, Kenneth Minihan, and Stephen Porter.

In its evaluation, the Board specifically considered that the Company had paid Ms. Bush consulting fees of approximately $11,000 in 2006 for her service on the Company’s advisory board prior to her election to the Board of Directors in October 2006. Additionally, the Board considered that Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, which has performed legal services for the Company from time to time. In 2006, the Company and Mr. Porter agreed that the Company would not engage Arnold & Porter on any new matters so long as Mr. Porter remained on the Board. In 2006, the Company paid the law firm of Arnold & Porter approximately $60,000 for legal services rendered in the course of completing the firm’s work on prior engagements. After reviewing these transactions, the Board concluded that each of Ms. Bush and Mr. Porter met the qualifications of an independent director.

The Board determined that George Pedersen, our Chairman and Chief Executive Officer, and Robert Coleman, our President and Chief Operating Officer, are not independent because they are employed by the Company. The Board also determined that Richard Armitage is not independent because his brother-in-law is a partner with the Company’s independent auditors, Deloitte & Touche LLP.

Audit Committee Member Qualifications and Audit Committee Financial Expert

The Board annually reviews the qualifications of our Audit Committee members in light of the Nasdaq listing standards’ definition of independence for audit committee members and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is independent, as director independence is specifically defined with respect to Audit Committee members under the Nasdaq listing standards and applicable SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has identified Mr. Campbell as a member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the financial sophistication requirement of the Nasdaq listing standards. Mr. Campbell is independent from management, as such term is used in applicable SEC regulations.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Presiding Independent Director

Our independent directors have designated Mr. Campbell to serve as the Presiding Independent Director. The Presiding Independent Director’s duties include

•	Coordinating the activities of the independent directors (or non-management directors, in certain circumstances)

•	Calling for meetings or sessions of the independent directors (or non-management directors, in certain circumstances)

•	Presiding at executive sessions and coordinating the agenda for such sessions

•	Facilitating communications and functioning as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board

•	When necessary, recommending the retention of outside advisors and consultants who report directly to the Board

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2006, all of our directors attended our annual meeting of stockholders.

Director Nominations

The Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. The Nominating and Corporate Governance Committee generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board believes it is in the Company’s best interest to use the services of consultants or a search firm to assist with the identification and selection process, it will do so.

The Company has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by such stockholders in submitting their recommendations. We have made the Nominations Policy available on the Corporate Governance page on our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (a Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is available for download via hyperlink in the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperates with the evaluation process.

Compensation Committee

Our Compensation Committee operates under a written charter that is available on the Corporate Governance page on our Website. The Compensation Committee charter was most recently reviewed and updated in February 2007. All of the Compensation Committee members are “independent directors,” within the meaning of applicable Nasdaq listing standards.

Our Compensation Committee meets several times each year. Management attends those meetings, and the Compensation Committee also meets in executive session without management present.

Our Compensation Committee is responsible for overseeing the determination, implementation and administration of the compensation programs (including salary, incentive cash payments and bonuses, equity compensation and perquisites) of all our executive officers. Our Compensation Committee is also responsible for overseeing the compensation of our directors and for reviewing and approving all stock-based compensation. The Compensation Committee’s duties and responsibilities are discussed in detail in its charter.

To assist with these responsibilities, our Compensation Committee has hired Ernest & Young LLP (E&Y) as the Compensation Committee’s independent compensation consultant. The Compensation Committee asks

E&Y to perform an annual analysis of ManTech’s overall competitiveness (with respect to compensation levels) to prevailing market levels for executive officers, key management employees and outside directors. This work includes assisting the Compensation Committee in selecting the compensation peer group of companies.

Our Compensation Committee has not delegated any of its authority to set the compensation of our executive officers. As permitted by the provisions of the Compensation Committee charter, the Compensation Committee has delegated some authority to our CEO and President to grant stock options to non-executive officers and other employees pursuant to a recently adopted stock option grant policy, as explained on page 18 in the Compensation Discussion and Analysis.

For setting director compensation, our Compensation Committee receives a report from E&Y on the director compensation practices of our compensation peer group. The Compensation Committee considers that report in setting levels of director compensation. The Compensation Committee generally reviews director compensation on an annual basis.

During 2006, our Compensation Committee reviewed and discussed the following matters with management and E&Y:

•	ManTech’s overall executive compensation program, including the implementation of that program for the 2006 fiscal year,

•	Compensation for ManTech’s Board of Directors, including how that compensation should be paid and how it compares with the compensation paid to directors of our peer companies; and

•	The SEC’s new rules relating to executive and director compensation disclosure, and how those rules apply to fulfilling the Compensation Committee’s responsibilities.

Code of Ethics

In November 2006, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page on our Website. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Retirement Plan Committee, and Executive Committee. The Board may establish other committees from time to time. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in its charter, available on the Corporate Governance page on our Website.

*	Ms. Bush was appointed to the board in October 2006. Generally, committee assignments are reviewed and made at the beginning of each annual Board term in June. Ms. Bush will be considered at that time (in June 2007) for committee assignments.
**	Mr. Coleman is an employee director and does not serve on any board committees.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (Exchange Act). All of our Audit Committee members have a working familiarity with basic finance and accounting practices. During 2006, the Audit Committee held six meetings. The Audit Committee is currently comprised of four directors, all of whom are independent: Messrs. Campbell, Fatzinger, Kerr and Stern. Mr. Campbell serves as Chairman of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation and administration of the remuneration (including compensation, benefits, bonuses and perquisites) of all directors and executive officers of the Company, (ii) review and approve all equity compensation to be paid to other Company employees, and (iii) administer the Company’s stock-based compensation plans. All members of the Compensation Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code. During 2006, the Compensation Committee held four meetings. The Compensation Committee is currently comprised of three directors: Messrs. Fatzinger, Campbell and Jeremiah. Mr. Fatzinger serves as chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The two primary functions of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board and recommend persons for the Board to select as nominees for election to the Board, and (ii) to oversee the Company’s corporate governance policies and procedures, and develop and review periodically the Company’s Corporate Governance Guidelines. All members of the Nominating and Corporate Governance Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee was formed in June 2006, replacing the legacy Nominations Committee of the Board. After its formation, the Nominating and Corporate Governance Committee held three meetings in 2006. The Nominating and Corporate Governance Committee is currently comprised of four directors: Messrs. Porter, Campbell, Kerr and Minihan. Mr. Porter serves as chairman of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the operation and funding of our tax-qualified and non-qualified retirement plans. In 2006, the Retirement Plan Committee held four meetings. The Retirement Plan Committee is currently comprised of three directors: Messrs. Fatzinger, Armitage and Campbell. Mr. Fatzinger serves as chairman of the Retirement Plan Committee.

Executive Committee

The Executive Committee was established for the purpose of assisting the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. Currently, the Executive Committee is comprised of three directors: Messrs. Pedersen, Campbell and Fatzinger. Mr. Pedersen serves as the chairman of the Executive Committee. In 2006, the Executive Committee held one meeting and acted by unanimous written consent on two occasions.

Attendance at Board and Committee Meetings

During 2006, each of our directors, except Paul Stern, attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or committee member, as applicable).

Compensation of Directors

Cash Compensation

We do not compensate any director who is also an employee of the Company for his or her service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings.

DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees received by our directors for their services in 2006.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Option Awards(3) ($) (c)	All Other Compensation ($) (d)		Total ($) (e)
Richard L. Armitage	32,500	43,348	1,500	(4)	77,348
Mary K. Bush	15,000	1,769	11,000	(5)	27,769
Barry G. Campbell	105,875	43,963	0		149,838
Robert A. Coleman(2)	0	0	0		0
Walter R. Fatzinger, Jr.	91,250	43,963	0		135,213
David E. Jeremiah	40,125	41,330	0		81,455
Richard J. Kerr	53,500	43,963	0		97,463
Kenneth A. Minihan	28,125	21,331	0		49,546
George J. Pedersen(2)	0	0	0		0
Stephen W. Porter	47,000	43,963	0		90,963
Paul G. Stern	42,125	41,330	0		83,455

(1)	The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various Board committees:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$30,000	N/A	$1,500 for each meeting in excess of 6 per year
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per year
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per year
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per year
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per year
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per year

(2)

Mr. Pedersen serves as chairman of the Board of Directors and chairman of the Executive Committee, and is an employee director. Mr. Coleman is an employee director. We do not compensate our employee directors for their Board service.

(3)

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors, in 2006 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to

SEC rules. See Note 10 to the Financial Statements in ManTech’s 2006 Annual Report on Form 10-K for the valuation method for options granted in 2006, 2005 and 2004 (subject to the adjustment for forfeitures as noted above) and Note 2 to the Financial Statements in ManTech’s Annual 2005 Report on Form 10-K for the valuation method for options granted in 2003. The options granted in 2006 are also reported in the Grants of Plan-Based Awards Table on page 24.

(4)	This amount was paid to Mr. Armitage’s consulting company in connection with a speech given by Mr. Armitage to ManTech employees.
(5)	This amount was paid to Ms. Bush for service on ManTech’s advisory board prior to her election as a director in October 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ManTech’s Board of Directors has reviewed and discussed with ManTech’s management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the Compensation Committee recommended to ManTech’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Form 10-K.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chair

Barry G. Campbell

Adm. David E. Jeremiah, USN Ret.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. Such targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply such targets and goals to any other context.

Introduction

ManTech operates in a competitive, dynamic and specialized industry. Our industry presents growth opportunities for companies with the right employees. We believe that in order to compete effectively in this industry, we must attract and retain highly-qualified and able executives who often possess special talents, credentials and experience. Both inside and outside our executive group, our unique business environment also requires us to obtain the services of employees with the highest security clearances issued in the United States, and the competition for the services of these employees is intense.

Our compensation philosophy seeks to support our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of ManTech and their personal performance. Specifically, we believe that our executive compensation programs should

•	Reflect the competitive marketplace, so we are able to attract, retain and motivate talented executives;

•

Be tied in substantial part to financial performance, so that our executives are held accountable through their compensation for the performance of ManTech and (if applicable) the business units for which they are responsible;

•	Be tied in part to the executive’s individual performance, so that our programs encourage and recognize individual contributions to ManTech’s performance; and

•	Be tied in part to ManTech’s long-term objectives, through grants of stock options or other stock-based compensation.

The Compensation Committee is primarily responsible for setting the compensation of our executive officers. Management is primarily responsible for setting the compensation of other employees, including our non-executive officers.

Types of Compensation That We Pay Our Executives

Our compensation program is grounded in three principal types of compensation: base salary, annual cash incentive payments, and stock-based compensation (primarily stock options). While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally represent an insignificant portion of the total compensation we pay our executives.

Base Salary

We pay our executive officers base salaries that reflect the requirements of the marketplace. A reasonable salary is part of a well-rounded compensation program. The salary for individual executives substantially reflects our evaluation of the salary levels in effect for comparable positions within and outside of our industry. We also consider the individual executive’s experience, base salary in the prior year, personal performance, internal base salary comparability considerations, and (if applicable) the size of the business unit for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Annual Cash Incentive Payments

Our executive officers earn annual cash incentive payments pursuant to an incentive compensation plan that utilizes a uniform, systematic and measurable process for determining the amount of incentive compensation to be paid to our executive officers. The plan contains performance targets for annual cash incentives, which may include factors based on total ManTech performance, business unit performance, and individual performance. The weight given to these factors vary with respect to our executive officers. The reasons for the different weights are explained below. On the new Summary Compensation Table on page 23, the annual cash incentive payments paid to our named executive officers (NEOs) are reported as follows:

•

The “Non-Equity Incentive Plan Compensation” column is used to report the portion of the annual cash incentive that is calculated and paid based on pre-established, non-discretionary goals, pursuant to ManTech’s Management Incentive Plan. The Compensation Committee reserves the discretion under the Management Incentive Plan to reduce the amount that will be paid.

•	The “Bonus” column is used to report any amounts of annual cash incentive payments that are discretionary payments not made pursuant to pre-established goals.

In the first quarter of each calendar year performance period, specific performance objectives and goals are established for ManTech and the various business units. The performance objectives of the business units are formulated to support the goals and objectives for ManTech as a whole. The Compensation Committee approves all of the performance objectives used in the non-discretionary part of our annual incentive program. Our executives’ bonuses are based on achieving these goals and objectives. The Compensation Committee measures each executive’s achievement of the goals and objectives by reference to pre-established performance factors, which may include any three to five of the following factors:

•	Revenue—Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of ManTech. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits. Increases in revenue also reflect our business strategy, which emphasizes an increase in absolute size, which we believe is an important element in remaining competitive in a consolidating industry. Revenue is both a ManTech-wide measure and a business unit measure.

•

Accounts Receivable Days Sales Outstanding (DSO)—DSO is an important measure that drives our cash flow. DSO targets are reflected in the annual ManTech goals because of the importance of cash collection to our business. DSO is both a ManTech-wide measure and a business unit measure.

•

Bookings—Awards of new contracts and renewal of existing contracts are an important measure of our ability to increase revenues. Bookings targets are reflected in the annual ManTech goals because of their importance for meeting present and future revenue targets. Bookings are adjusted for indefinite delivery, indefinite quantity contracts, which are recognized at a percentage of the potential contract amount. Bookings is both a ManTech-wide measure and a business unit measure.

•

EBIT Percentage—Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders. For 2006, we adjusted the calculation of EBIT, as it was applied to our executive compensation program, to exclude FAS 123R expenses, in order to conform to the calculation for years prior to our implementation of FAS 123R in 2006. EBIT targets are reflected in the annual ManTech goals because of the importance of achieving earnings targets and remaining competitive in a highly-competitive and consolidating industry. EBIT percentage is both a ManTech-wide measure and a business unit measure.

•

Corporate Cost Controls—Corporate cost controls are an important measure of our ability to control expenses as a percentage of revenue. The careful management of these indirect expenses, including general and administrative expenses, is an important aspect of our ability to achieve our profit goals. Corporate cost controls is a ManTech-wide measure.

•

Staff Retention Percentage—Staff retention percentage measures the responsible executive’s ability to reduce voluntary turnover in a business unit’s work force in the performance period (normally one year). Because we are in a highly-competitive environment for skilled employees, and because our ability to grow and achieve desired levels of profitability depends on our ability to adequately staff our business opportunities, our ability to retain our employees is a key element to meeting all of our business goals. The staff retention percentage is a business unit measure.

•

Forecast Accuracy—Forecast accuracy for EBIT and/or revenue is measured on a rolling quarter basis. This quarterly metric is a yes/no variable that answers the question “did the actual EBIT and/or revenue fall within target limits for the quarter.” For example, given a stated target revenue range of +/- 15%, and actual quarterly revenue of 17% above or below the forecast, the executive would receive a “no” rating for that quarter. Therefore, each executive with P&L responsibility could receive a 0%, 25%, 50%, 75% or 100% result for a fiscal year based on the four quarters. 100% would mean that each quarter’s EBIT or revenue was within 15% of the forecasted amount. Forecast accuracy is a business unit measure for our business unit presidents and a ManTech-wide measure for our Chief Financial Officer.

•

Award Rate on Re-competitions—A substantial portion of our government contract business is awarded on a re-competition basis after the initial award. Winning re-competitions is important to sustaining long-term relationships with customers. The ability to win re-competitions is also important because it typically requires fewer resources to win a re-competition than other contracts. This weighted metric is calculated by the size-weighted percentage of re-competitions won by an executive’s business unit and measured against targets set in the beginning of the business year. The award rate on re-competitions is a business unit measure.

We make our incentive payments annually, in the form of cash, when earned. We have chosen to make annual incentive compensation payments in the form of cash rather than stock, because this practice is customary in our industry. In general, cash compensation is a recoverable cost under the terms of our government contracts, while stock compensation is not recoverable. We also prefer to pay our annual incentives in cash rather than stock as a means to limit the shareholder dilution resulting from executive compensation. The annual cash incentive payment as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

The Compensation Committee reserves the ability, in appropriate circumstances, to reduce the amount of the non-discretionary portion of an executive’s annual cash incentive that would otherwise be payable upon the executive’s achievement of the pre-established goals. In the past, the Compensation Committee has occasionally used this discretion in appropriate circumstances.

Additionally, the Compensation Committee has the authority to grant discretionary bonuses unrelated to the achievement of the non-discretionary objections. In the past, these bonuses have been granted in certain circumstances to reward outstanding performance of individual executives or business units that may not have been adequately factored into the non-discretionary portion of the executive’s annual incentive program.

Beginning with the 2007 fiscal year, the Compensation Committee has determined that discretionary payments will become a regular part of the Company’s annual executive incentive compensation program. The Company’s 2007 Incentive Compensation Plan will continue to utilize pre-established, non-discretionary formula to determine the executive’s target cash incentive. The pre-established formula will be based on the factors of revenue, DSO, bookings and EBIT % at the ManTech-wide level. The formula will also use revenue growth percentage, DSO and bookings at the business unit level. However, the Compensation Committee will also consider whether any discretionary bonus is warranted. In making that determination, the Compensation Committee may consider any factors described above, as well as any other subjective factors that the Compensation Committee deems appropriate in its sole discretion, including recommendations of our CEO and our President.

Stock Options

We provide long-term incentives to our executives through grants of stock options. The grants are designed to align the interests of our executive officers with those of our stockholders and provide each such officer with a significant incentive to manage ManTech from the perspective of an owner with an equity stake in ManTech. Each option generally becomes exercisable in annual installments over a three-year period, contingent upon the executive’s continued relationship with ManTech. Accordingly, the option grant will provide a return to the executive only if he or she remains with ManTech during the vesting period, and then only if the market price of the underlying shares appreciates. For each fiscal year, management recommends to the Compensation Committee a pool of shares to be used for the grant of options to employees. The recommendation for the size of the pool is based on the number of shares available under our Management Incentive Plan (including its evergreen provision), the expense that would be incurred from the grants, and the overall performance of ManTech for the prior fiscal year. Management also recommends an allocation of the options among the corporate officers, division presidents and other key employees. Within these pools, management then recommends a number of shares for each individual. The Compensation Committee considers these recommendations when it makes a decision on grants of options to individual employees.

Over time, the option grants for executives are intended to be at a level to create a meaningful opportunity for value derived from stock ownership. The amount of an annual option grant to an executive is largely based on the executive officer’s personal performance and the performance of any business unit for which the executive is responsible in the last fiscal year. The principal factors of business unit performance that are considered in this regard are revenue, revenue growth, EBIT and EBIT growth. The amount of the grant may also depend on the officer’s current position with ManTech, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term. The Compensation Committee also may infrequently consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative stock or option holdings of our executive officers.

For prior years and for the 2006 option grants, the annual grants were generally made in the first quarter of the year at a previously scheduled meeting. Generally, grants for new hires were made when the new employee began his or her employment with us, and grants made in connection with the promotion of employees were made as the event occurred. The exercise price of the options was set at the closing price of our stock on the Nasdaq Stock Market on the day immediately prior to the date of grant.

Effective January 1, 2007, in recognition of the specific legal, tax and accounting issues presented by granting stock options, the Compensation Committee adopted a written policy to be followed in connection with all issuances of stock options by ManTech. We have posted a copy of the policy on the Corporate Governance page on our Website. Under the policy, no option will have a grant date that precedes the date the grant is approved by the appropriate authority under the policy. Each option will have an exercise price equal to the closing price of our stock on Nasdaq on the grant date (or, if our stock does not trade on Nasdaq on the grant date, then the closing price of our stock on the previous trading day). Each option will vest in three equal annual installments, beginning on the first anniversary of the date of grant. Each option will expire five years from the date of grant.

Under the policy, we will only have four grant dates each year. The Compensation Committee will approve the annual grant of options to our executive officers and other employees on the date that the Compensation Committee meets to approve the compensation to be paid to our executive officers for that year (with such meeting to occur in any event prior to March 15 for that year). These annual grants will be effective on March 15 of that year. Option grants to newly-hired employees and other employees outside of the annual grant will be made effective on the third business day following the date that we next release our quarterly financial results. For grants approved on dates after we release our third quarter results, such grants will be made effective on March 15 of the next year (on the same day as the annual grant). For example, if our third quarter results are released on November 1, any grant approved after November 1 would be made effective (for both pricing and vesting purposes) on the following March 15.

All grants made to our executive officers are approved by the Compensation Committee. Under the policy, the Compensation Committee has delegated authority to our CEO and our President to determine stock option grants to our non-executive officers and other employees. The CEO and President may not approve an option in excess of 20,000 shares under this delegation of authority. The grants approved by the CEO and President must have the same terms and conditions as described above. All of these grants are subsequently reported to and ratified by the Compensation Committee.

Our shareholder-approved Management Incentive Plan, as restated in 2006, also allows the grant of restricted stock. To date, the Company has not granted any restricted stock; however, the Compensation Committee has considered the grant of restricted stock as a component of our long-term incentive program and may use restricted stock in the future.

Employee Benefits

Our officers participate in the same employee benefit programs as other employees. These programs include tax-qualified retirement plans, health insurance, life insurance, disability insurance, travel accident insurance, and company-paid short term disability. We have two tax-qualified retirement plans: a 401(k) plan and an employee stock ownership plan (ESOP). To our 401(k) plan, we make a matching contribution based on employee salary deferrals. The amount of the matching contribution depends on the percentage of their own compensation, up to IRS limits, that each executive or other employee chooses to defer in the 401(k) plan. To our ESOP, we make a contribution that is a uniform percentage of compensation for all eligible employees. Mr. Pedersen is not eligible to participate in the ESOP and does not participate in the 401(k) plan. The combined amount of our 401(k) matching contributions and ESOP contribution for the other named executive officers (as detailed in the “All Other Compensation” column on the Summary Compensation Table) ranged from $7,883 to $13,200 for 2006.

During 2006, we maintained a supplemental executive retirement plan (SERP) for Mr. Pedersen, originally established in 1987, to which we made a contribution of $50,000 in 2006. None of our other current executives have participated in a supplemental retirement plan. At his election, Mr. Pedersen received a complete distribution of his benefits under the SERP in 2007. We then terminated the SERP in 2007 and will not make any further contributions. Our officers are also eligible to make salary deferrals into our Executive Supplemental Savings Plan. We do not make a contribution to the Executive Supplemental Savings Plan for executives.

Perquisites

Our executive perquisites generally involve minimal expenses. The perquisites our individual executives receive are primarily based upon historical practice. For the sake of continuity, we believe it is often best to leave certain low-cost perquisites in place when we acquire a business unit. The perquisites provided to our executives other than Mr. Pedersen typically consist of life insurance, automobile expenses, a club membership, occasional use of sporting event tickets, and typical benefits associated with an executive office (such as snacks and beverages). Our total incremental cost for perquisites for each executive officer other than Mr. Pedersen was less than $10,000 in 2006.

Under the terms of his Retention Agreement, Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms that they have been provided in previous years. These perquisites include items such as the lease of an executive type of vehicle for business and personal use, the portion of two employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and limited tax-planning assistance (which, in 2006, primarily related to the structuring of Mr. Pedersen’s SERP distribution), as well as other assistance as required from time to time), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services.

Determining the Amount of Each Type of Compensation

The compensation setting process is a collaborative process involving our CEO, our President and the Compensation Committee. Management receives a copy of certain market survey information that is prepared for the Compensation Committee by its compensation consultant, Ernst & Young LLP. The market survey covers a peer group of companies that is identified by management and approved by the Compensation Committee. For 2006, the peer group for compensation purposes consisted of 12 companies: Anteon, BearingPoint, CACI, ChoicePoint, CIBER, Dynamics Research Corp., Keane, Maximus, MTC Technologies, Perot Systems, SI International and SRA International. Because we compete for executive talent in a broader market than just our specific industry, the compensation peer group is larger than the peer group of companies used for our performance graph that appears in our Annual Report.

After receiving the survey information, management then determines the general recommendations that it would propose to make to the Compensation Committee and reviews these tentative proposals with Ernst & Young LLP. After considering any input from the compensation consultant, management makes its compensation proposals to the Compensation Committee for the compensation of each executive officer other than the CEO. The Compensation Committee takes these proposals into account in making its decisions for these officers. The Compensation Committee determines the compensation of the CEO based on the terms of his Retention Agreement (which is described in Note 3 to the Summary Compensation Table on page 23) and the Compensation Committee’s evaluation of the same factors applied to the other executive officers.

Beginning with the 2006 fiscal year, the Compensation Committee has engaged the services of Ernst & Young LLP as a compensation consultant to assist it in the compensation setting process. The scope and nature of the consultant’s engagement is described in this proxy statement under the heading Corporate Governance —Compensation Committee.

Base salary is set individually for each executive officer and is not targeted at a particular percentile of the compensation peer group for any particular executive. Annual cash incentives are intended to be a significant portion of total cash compensation for executive officers. The long-term incentive awards are stock-based, based on our belief that stock ownership by our executive officers strengthens the mutuality of interests between our executive officers and our stockholders. We generally provide more weight towards cash compensation if performance levels are met than stock compensation because stock compensation is not a recoverable cost under the terms of our government contracts. For some of our executives, this may result in the cash compensation being above market levels and stock compensation being below market levels.

We believe that the compensation of our executive officers should be consistent with and reinforce our key business and financial objectives and corporate values over time. Employee compensation may vary based on the business unit for which some executive officers are responsible.

Key Factors in Determining Compensation

An executive officer’s performance may be measured by reference to the performance of a business unit and by reference to the performance of ManTech as a whole. Executives having operational responsibility for a business unit were measured primarily at the business unit level on selected factors important to that business unit, as is reflected in the structure of our annual cash incentive program.

Other Matters in Setting Compensation

We have not had the occasion to and have not established a policy about the adjustment or recovery of awards or payments if the relevant performance measures are restated or adjusted in a way that would reduce the size of the award or payment.

In making long-term incentive awards to executive officers, the Compensation Committee takes into account various individual and Company-specific factors, which may include the level of existing stock ownership by our executives. Because of the level of Mr. Pedersen’s stock ownership as founder of ManTech, the Compensation Committee has determined that Mr. Pedersen would not be granted any stock options to purchase shares of our common stock.

Other Matters Related to Compensation

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) in structuring our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other four (4) most highly compensated officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets other technical requirements. The stock options granted under our Management Incentive Plan are qualified as performance-based compensation. Annual cash incentives paid under the non-discretionary portion of the annual incentive program are structured to be deductible as performance-based compensation under the Management Incentive Plan. The portion of Mr. Pedersen’s salary that exceeds the $1 million limit is not deductible and a portion of some bonuses in the past have not been deductible. Our policy is to pay our executives in the manner that we think is in the best interests of ManTech, while taking into account the implications of Section 162(m), as appropriate. This may result in the payment of salary or bonuses that are not tax deductible. To date, the missed tax deductions have been immaterial. It is possible that our newly-adopted policy (applicable for 2007 and the foreseeable future) of having a larger portion of bonuses as discretionary may result in larger non-deductible payments in the future.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) for the 2006 fiscal year. FAS 123R is an accounting standard that requires the fair value of all stock option awards issued to employees to be recorded as an expense over the related vesting period. For stock options granted in 2006, we reduced the life of the options from ten years (used for prior grants) to five years, partially to reduce the expense associated with the grant of stock options. We consider the accounting effects of FAS 123R in establishing the pool for stock option grants each year.

We have considered the potential impact of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) in the implementation of our executive compensation program. Section 409A imposes a higher tax rate on individuals who receive payment of non-qualified deferred compensation if that compensation is paid from a non-qualified deferred compensation arrangement that does not comply with the requirements of Section 409A. To comply with Section 409A, we amended the Executive Supplemental Savings Plan to impose additional restrictions on distributions to participants, and Mr. Pedersen took a complete distribution from his SERP (which, following the distribution, was terminated).

No Stock Ownership Guidelines

We have not adopted any stock ownership requirements or guidelines. We have not adopted any policies about hedging the economic risk of Company stock. We believe that no executives have engaged in hedging or similar activities with the Company stock.

Change in Control Benefits

The Company does not have any benefits that are payable only in the event of a change in control.

2006 Compensation Decisions

For the 2006 fiscal year, the compensation of our executive officers was set and administered consistent with the philosophy and polices described above. For setting the salaries of the NEOs for 2006 (excluding the CEO), the primary factors considered were the NEO’s salary for the prior year and personal performance. The salaries for the NEOs are shown on the Summary Compensation Table on page 23. Because this 2007 proxy statement is the first proxy statement issued under new SEC guidance, the Summary Compensation Table does not include information about any prior years. The prior compensation information is available in the Company’s 2006 proxy statement.

In 2006, the annual incentive compensation payments for each of Mr. Pedersen (our Chairman and CEO), Mr. Coleman (our President and COO), and Mr. Phillips (our Executive Vice President and CFO), were based completely on ManTech-wide performance measures. The performance measures for each of these officers are shown in Notes 4, 5 and 6 following the Grants of Plan-Based Awards table on page 24. Mr. Pedersen and Mr. Coleman have the same performance measures because they do not have any specific business unit responsibilities. Mr. Phillips shares these performance measures and has an additional goal based on forecast accuracy to reflect his financial responsibilities. By using only ManTech-wide performance measures, the incentives for these executive officers are balanced for all aspects of ManTech’s business. Because each of these executive officers interacts with all of ManTech’s business units, the performance measures are intended to encourage them to attend to the entire business of ManTech and make decisions for the benefit of the entire company. The weighting of the performance measures differs slightly among these executive officers to reflect their particular focus of activities. The Compensation Committee exercised its negative discretion to reduce the 2006 incentive compensation payments by about 14 percent for these executive officers to reflect ManTech’s loss of a major contract re-competition in its Defense Systems Group during 2006.

In 2006, the annual incentive compensation payment for Mr. Renzi (President of our Defense Systems Group) was based on a combination of ManTech-wide performance measures and business unit performance measures for the Defense Systems Group (DSG). The performance measures for Mr. Renzi are shown in Note 7 following the Grants of Plan-Based Awards table on page 24. The business unit performance was the primary factor in determining the amount of Mr. Renzi’s annual incentive compensation. The weighting of the DSG business unit performance goals reflects the importance to the DSG business unit of its EBIT percentage, because of its size as our largest business unit. The weight for bookings is also an important factor, given the potential for future revenue generation. The Compensation Committee exercised its negative discretion to reduce Mr. Renzi’s 2006 incentive compensation payment by about 18 percent due to the loss of one large contract re-competition in 2006.

In 2006, the annual incentive compensation payment for Mr. Dorland (President of our Security and Mission Assurance Group) was based on a combination of ManTech-wide performance measures and business unit performance measures for the Security and Mission Assurance Group (SMA). The performance measures for Mr. Dorland are shown in Note 8 following the Grants of Plan-Based Awards table on page 24. The business unit performance was the primary factor in determining the amount of Mr. Dorland’s annual incentive compensation. The weighting of the SMA business unit performance goals reflects the importance to the SMA business unit of its revenue and EBIT percentage, since the demand for the business supported by this unit produces an above average EBIT percentage. The goals also include a retention component, which reflects the competitive market for qualified employees faced by certain parts of the SMA business unit.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation(2) ($) (g)	Total ($) (h)
George J. Pedersen,(3) Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2006	1,271,158	0	0	693,500	194,093	2,158,751
Kevin M. Phillips, Chief Financial Officer (Principal Financial Officer)	2006	321,352	0	203,166	137,600	9,384	671,502
Robert A. Coleman, President and Chief Operating Officer	2006	627,120	0	879,734	389,700	10,663	1,907,217
Eugene C. Renzi, Sr. Exec VP and Subsidiary President	2006	641,349	0	319,032	658,900	9,465	1,628,746
Gary A. Dorland, Subsidiary President	2006	267,794	0	224,212	160,700	14,430	667,136

(1)

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers, in 2006 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules. See Note 10 to the Financial Statements in ManTech’s 2006 Annual Report on Form 10-K for the valuation method for options granted in 2006, 2005 and 2004 (subject to the adjustment for forfeitures as noted above) and Note 2 to the Financial Statements in ManTech’s Annual 2005 Report on Form 10-K for the valuation method for options granted in 2003. The options granted in 2006 are also reported in the Grants of Plan-Based Awards Table on page 24.

(2)

All Other Compensation for 2006 consists of the following amounts: (a) matching contributions made to the ManTech 401(k) Plan in the amounts of $5,683, $6,514, $5,804, and $11,000 for Messrs. Phillips, Coleman, Renzi and Dorland, respectively; (b) contributions to the ManTech Employee Stock Ownership Plan in the amounts of $2,200 for each of Messrs. Phillips, Coleman, Renzi and Dorland; (c) payments of life insurance premiums of $2,694, $1,502, $1,950, $1,461, and $1,230 for Messrs. Pedersen, Phillips, Coleman, Renzi and Dorland, respectively; (d) contribution to a supplemental executive retirement plan in the amount of $50,000 for Mr. Pedersen, and (e) perquisites in the amount of $141,400 for Mr. Pedersen. The perquisites for Mr. Pedersen consist of: (i) $25,604 of legal fees, (ii) $98,348 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (iii) automobile expenses, (iv) one club membership, (v) an allowance for tax preparation services, and (vi) use of ManTech corporate tickets for one baseball game. For legal fees, the amount is the dollar amount paid by ManTech. For employees’ time, the aggregate incremental cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time.

(3)

In 2002, ManTech entered into an employment agreement with Mr. Pedersen, our Chairman of the Board and Chief Executive Officer (the Retention Agreement). The terms of Mr. Pedersen’s Retention Agreement provide for an annual base salary of at least $1,000,000, to be reviewed annually by us and established for the upcoming year based substantially on the same factors and general compensation policy applicable to the Company’s other executive officers. Under the terms of his Retention Agreement, Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, a portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services. During 2006, Mr. Pedersen voluntarily did not participate in the Company’s qualified retirement plans. We do not have employment agreements with any other executive officers.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Under- lying Options(2) (#) (f)	Exercise or Base Price of Option Awards(3) ($/sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George J. Pedersen
2006 Bonus Program(4)		390,000	780,000	1,300,000
Kevin M. Phillips
2006 Bonus Program(5)		99,000	165,000	247,500
2006 Option Grant	3/7/2006				25,000	30.07	275,500
Robert A. Coleman
2006 Bonus Program(6)		198,000	396,000	660,000
2006 Option Grant	3/7/2006				25,000	30.07	275,500
Eugene C. Renzi
2006 Bonus Program(7)		204,000	680,000	816,000
2006 Option Grant	3/7/2006				35,000	30.07	385,700
Gary A. Dorland
2006 Bonus Program(8)		90,750	178,750	275,000
2006 Option Grant	3/7/2006				40,000	30.07	440,800

(1)	All plan awards were made under the ManTech International Corporation Management Incentive Plan, 2006 Restatement.
(2)

The options vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date, subject to earlier termination in the event of termination of service.

(3)	For 2006, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the last trading day prior to the grant date.
(4)

The amounts in this row represent the potential payouts under the 2006 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue—Goal $1,185,000,000, Weighting 25%; (ii) EBIT %—Goal 8.75%, Weighting 25%; (iii) DSO—Goal 79 days, Weighting 15%; (iv) Bookings—Goal $1,777,500,000, Weighting 10%; and (v) Corporate cost controls—Goal less than 4% of revenue, Weighting 25%. The threshold required a weighted performance of 85% of the goals. The maximum was reached at a weighted performance of 120% of the goals.

(5)

The amounts in this row represent the potential payouts under the 2006 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue—Goal $1,185,000,000, Weighting 20%; (ii) EBIT %—Goal 8.75%, Weighting 20%; (iii) DSO—Goal 79 days, Weighting 20%; (iv) Forecast Accuracy—Goal +/- 3% of quarterly guidance, Weighting 20%; and (v) Corporate cost controls—Goal less than 4% of revenue, Weighting 20%. The threshold required a weighted performance of 85% of the goals. The maximum was reached at a weighted performance of 120% of the goals.

(6)

The amounts in this row represent the potential payouts under the 2006 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue—Goal $1,185,000,000, Weighting 25%; (ii) EBIT %—Goal 8.75%, Weighting 25%; (iii) DSO—Goal 79 days, Weighting 15%; (iv) Bookings —Goal $1,777,500,000, Weighting 25%; and (v) Corporate cost controls—Goal less than 4% of revenue, Weighting 10%. The threshold required a weighted performance of 85% of the goals. The maximum was reached at a weighted performance of 120% of the goals.

(7)

The amounts in this row represent the potential payouts under the 2006 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue—Goal $1,185,000,000, Weighting 25%; (ii) EBIT %—Goal 8.75%, Weighting 25%; (iii) DSO – Goal 79 days, Weighting 25%; and (iv) Bookings —Goal $1,777,500,000, Weighting 25%. The award was based on the following performance factors of the Defense Systems Group business unit and weighting of the factors: (i) Revenue—Goal $556,000,000, Weighting 20%; (ii) EBIT %, Weighting 25%; (iii) DSO—Goal 75 days, Weighting 15%; (iv) Forecast Accuracy—Goal -3% to +10% of quarterly guidance, Weighting 15%; and (v) Bookings—Goal $834,000,000, Weighting 25%. When we established the Defense Systems Group EBIT % goal, we believed the goal to be reasonably achievable. The final percentage is the business unit weighted percentage multiplied by the corporate level weighted percentage. The threshold required a weighted performance of 85% of the goals. The maximum was reached at a weighted performance of 120% of the goals.

(8)

The amounts in this row represent the potential payouts under the 2006 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue—Goal $1,185,000,000, Weighting 25%; (ii) EBIT %—Goal 8.75%, Weighting 25%; (iii) DSO—Goal 79 days, Weighting 25%; and (iv) Bookings —Goal $1,777,500,000, Weighting 25%. The award was based on the following performance factors of the Security and Mission Assurance business unit and weighting of the factors: (i) Revenue—Goal $260,000,000, Weighting 25%; (ii) EBIT %, Weighting 20%; (iii) DSO—Goal 75 days, Weighting 15%; (iv) Forecast Accuracy—Goal -3% to +5% of quarterly guidance, Weighting 15%; (v) Bookings—Goal $390,000,000, Weighting 15%; and (vi) Retention—Goal reduce turnover by 1%, Weighting 10%. When we established the Security and Mission Assurance Group EBIT % goal, we believed the goal to be reasonably achievable. The final percentage is the business unit weighted percentage multiplied by the corporate level weighted percentage. The threshold required a weighted performance of 85% of the goals. The maximum was reached at a weighted performance of 120% of the goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)
George J. Pedersen	0	0		—	—

Kevin M. Phillips	0	25,000	(2)	30.07	3/6/2011
	3,334	6,666	(3)	23.95	3/15/2015
	6,667	3,333	(4)	22.50	11/8/2014
	16,667	8,333	(5)	19.82	10/25/2014
	15,000	0		20.97	8/15/2013

Robert A. Coleman	0	25,000	(6)	30.07	3/6/2011
	13,334	26,666	(7)	23.95	3/15/2015
	95,000	100,000	(8)	15.56	9/10/2014
	66,667	33,333	(9)	19.34	6/23/2014
	3,000	0		20.97	8/15/2013

Eugene C. Renzi	0	35,000	(10)	30.07	3/6/2011
	0	20,000	(11)	23.95	3/15/2015
	0	16,667	(12)	15.66	9/13/2014

Gary A. Dorland	0	40,000	(13)	30.07	3/6/2011
	3,667	10,666	(14)	23.95	3/15/2015
	0	6,667	(15)	22.50	11/8/2014
	10,000	0		22.99	9/10/2012

(1)	Vesting of all unexercisable options is contingent on the officer remaining with ManTech until the vesting date. The options would fully vest on the officer’s death or disability.
(2)	For these options, 8,334 shares vest on March 7, 2007, 8,333 shares vest on March 7, 2008, and 8,333 shares vest on March 7, 2009.
(3)	For these options, 3,333 shares vest on each of March 15, 2007 and 2008.
(4)	These options vest on November 8, 2007.
(5)	These options vest on October 25, 2007.
(6)	For these options, 8,334 shares vest on March 7, 2007, 8,333 shares vest on March 7, 2008, and 8,333 shares vest on March 7, 2009.
(7)	For these options, 13,333 shares vest on each of March 15, 2007 and 2008.
(8)	These options vest on September 10, 2007.
(9)	These options vest on June 23, 2007.
(10)	For these options, 11,667 shares vest on March 7, 2007, 11,667 shares vest on March 7, 2008 and 11,666 shares vest on March 7, 2009.
(11)	For these options, 10,000 shares vest on each of March 15, 2007 and 2008.
(12)	These options vest on September 13, 2007.
(13)	For these options, 13,334 shares vest on March 7, 2007, 13,333 shares vest on March 7, 2008 and 13,333 shares vest on March 7, 2009.
(14)	For these options, 5,333 shares vest on each of March 15, 2007 and 2008.
(15)	These options vest on November 8, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise ($) (c)
George J. Pedersen	0	0
Kevin M. Phillips	0	0
Robert A. Coleman	120,000	2,413,350
Eugene C. Renzi	56,666	876,055
Gary A. Dorland	20,000	276,685

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
George J. Pedersen (1)	0	50,000	5,482,867	0	23,167,388
Kevin M. Phillips	0	0	0	0	0
Robert A. Coleman	0	0	0	0	0
Eugene C. Renzi	0	0	0	0	0
Gary A. Dorland (2)	13,164	0	5,573	0	37,622

(1)

All amounts in this row relate to the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) (the “SERP”). The operation of the SERP is subject to the rules of Section 409A of the Internal Revenue Code. The SERP was established in 1987 and previously provided for contributions related to a terminated defined benefit plan. The SERP has also had a defined contribution element. For 2006, the defined contribution was $50,000, which is the same amount as contributed for several prior years. The assets of the SERP were held in two trusts. The larger of the trusts has been principally invested in ManTech common stock since 1993, which had a return of 32% for 2006. The other trust was invested in various other investments with annualized returns as follows: JP Morgan Prime Money Market—4.93%, JP Morgan Short Term Bond Fund—5.57%; JP Morgan Intrepid America Fund—16.06%; John Hancock Classic Value Fund—16.54%; JP Morgan Intrepid Growth Fund—9.38%; Thornburg Value Fund—20.04%; Ishares Russell 2000 Value Index Fund—22.01%; Ishares Russell 2000 Growth Index Fund—13.13%; Ishares MSCI Japan Index Fund—5.49%; Boston company International Core Equity Fund—29.57%; TRowe Price New Asia Fund—36.12%; American Century Real Estate Fund—34.69%; Highbridge Neutral Fund Select—7.02%, JP Morgan Intrepid Mid Cap Fund—13.88%; JPM Multi Strategy Fund—20.00%. Under the terms of the SERP, Mr. Pedersen elected to take a complete distribution of the SERP in early 2007. Following the distribution of all amounts due to Mr. Pedersen, ManTech terminated the SERP in 2007.

(2)

All amounts in this row relate to the ManTech Executive Supplemental Savings Plan (the “ESSP”). The ESSP is a nonqualified deferred compensation plan that allows certain executives and other highly compensated employees to make voluntary deferrals of compensation. The operation of the ESSP is subject to the rules of Section 409A of the Internal Revenue Code. An executive may make deferrals of base salary and bonuses. A participant in the ESSP may select from various mutual funds and similar investments for the deferrals. ManTech does not make any matching or other contributions based on an executive’s deferral. An executive is fully vested in their deferrals and any deemed earnings. When a deferral is made, a participant can elect a future time to receive a distribution of that deferral, adjusted for any earnings or losses. Under limited circumstances, the participant may elect to defer that distribution to a future date. Distributions can also be made on an unforeseeable emergency that constitutes a substantial hardship to the participant. Otherwise, distributions are made at termination of employment for any reason, including death or disability. Any distribution at termination to an executive officer would be delayed for six months except for a distribution at death.

Amounts in the ESSP may be invested in the equivalent of 19 different mutual funds that are held within life insurance policies held in a trust for the ESSP. During 2006, the equivalent funds in which executives had investments and their 2006 annualized earnings were: Federated GVIT High Income Bond—Class I 10.16%; Gartmore GVIT Investor Destination Moderate—Class 2 10.91%; T. Rowe Price Equity Income—Class II 18.18%; AIM V.I. Capital Development—Series I Shares 16.06%; AIM V.I. International Growth—Series I Shares 27.72%; and Van Kampen UIF U.S. Real Estate—Class I 37.50%.

Other Potential Post-Termination Payments

Retirement or other Termination by the Executive

If he had retired or terminated his employment in 2006, Mr. Pedersen would have been entitled to the payment of the balance in his SERP, which was $23,167,388 on December 31, 2006. In January 2007, Mr. Pedersen received a complete distribution of his interest in the SERP. Following the distribution, ManTech terminated the SERP and no further benefit is payable from the SERP upon retirement or otherwise.

On his retirement or other termination of employment, Mr. Dorland would be entitled to the payment of the balance in his ESSP account which was $37,622 on December 31, 2006.

None of our other executives would receive any payment from ManTech on a retirement or other termination by the executive.

Termination without Cause

Under his Retention Agreement, if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,300,000 as of December 31, 2006). For this purpose, cause means (i) a material violation by Mr. Pedersen of the Retention Agreement, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of ManTech, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written demand for satisfactory performance that specifically identifies the manner in which ManTech believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

If he had been terminated in 2006, Mr. Pedersen would have received the SERP payment described above.

If he had been terminated in 2006, Mr. Dorland would have received the amount from the ESSP described above.

None of our other executives are entitled to any payments on a termination without cause.

Death or Disability

On death or disability of an executive, all unvested stock options vest and may be exercised. If unvested options had been vested and exercised as of December 29, 2006 (based on the closing price of ManTech stock on the last trading day of 2006), the value realized on exercise for these options would have been: Mr. Phillips $444,364, Mr. Coleman $3,222,452, Mr. Renzi $847,040 and Mr. Dorland $503,316.

In addition, on the death of an executive, the following amounts would have been payable from life insurance policies for which ManTech paid the premiums: Mr. Pedersen $500,000; Mr. Phillips $990,000, Mr. Coleman $1,250,000, Mr. Renzi $500,000, and Mr. Dorland $825,000.

On a termination due to permanent disability of an executive, there would be no amounts payable from ManTech but eligible executives would be entitled to payments from a disability insurance policy. Long-term disability pays 60% of salary with a maximum monthly benefit of $15,000. The benefit is generally payable until age 67.

On death or disability, Mr. Dorland (or his beneficiary) would receive the amount from the ESSP described above. For death or disability in 2006, Mr. Pedersen (or his beneficiary) would have received the SERP payments described above.

Change in Control

None of our executives are entitled to any additional payments due to a change in control of ManTech.

Executive Officers

We have set forth below the names and ages of our current executive officers and their respective positions with us. Biographical information for each of our executive officers is presented following the table (the biographical information for Messrs. Pedersen and Coleman was presented in the Information Regarding the Nominees for Election as Directors section of the proxy statement).

Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
George J. Pedersen	71	Chairman of the Board and Chief Executive Officer
Robert A. Coleman	47	President and Chief Operating Officer
Kevin M. Phillips	45	Executive Vice President and Chief Financial Officer
Eugene C. Renzi	74	Senior Executive Vice President and Subsidiary President
John J. Fitzgerald	53	Senior Vice President Finance and Controller
Gary A. Dorland	57	Subsidiary President
Kenneth J. Farquhar	53	Subsidiary President
Joseph R. Fox	49	Subsidiary President
J. W. Kelley	65	Subsidiary President

Kevin M. Phillips.    Mr. Phillips is Executive Vice President and Chief Financial Officer of ManTech International Corporation. Prior to being named Chief Financial Officer, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a leading provider of information technology and software strategies and solutions to the national Intelligence Community that had revenues of approximately $35 million at the time it was acquired by ManTech in December 2002. Mr. Phillips spent seven years in the executive management of CTX Corporation. Prior to that, he held various roles including controllerships in IT services providers to the government.

Eugene C. Renzi.    Major General Eugene C. Renzi, U.S. Army (Ret.) is Senior Executive Vice President of ManTech International Corporation and President of ManTech’s Defense Systems Group (DSG). General Renzi joined ManTech in August 1993 and since 1995 has served as President of ManTech Telecommunications & Information Systems Corporation, part of DSG and one of the company’s largest subsidiaries. Prior to joining ManTech, General Renzi served in the U.S. Army for more than 32 years, including as the Director for Command and Control and Communications Systems (C3), U.S. Pacific Command.

John J. Fitzgerald.    Since April 2004, John Fitzgerald has been the Company’s Senior Vice President of Finance and Controller. In July 2006, he was promoted to Principal Accounting Officer. Previously, he was Vice President and Controller at DynCorp from 1997 to 2003. Prior to that, he was Vice President and Controller at

Litton/PRC Inc. a division of Litton Industries Inc. from 1992 to 1997. He has also held various senior financial positions including Chief Financial Officer at other companies. He started his career at Ernst & Ernst. He graduated from the University of Maryland and is a CPA.

Gary A. Dorland.    Mr. Dorland is President of ManTech Security & Mission Assurance Corporation (SMA). Mr. Dorland was named President of SMA in November 2004. Prior to that, he served as SMA’s Chief Operating Officer and Executive Vice President, managing the day-to-day operations. Before joining ManTech, Mr. Dorland was Sr. Vice President of Aegis Research Corporation, a premier provider of security services that had revenues of approximately $60 million at the time it was acquired by ManTech. Aegis was acquired by ManTech in August of 2002. Prior to joining Aegis in 1997, Mr. Dorland had an illustrious twenty-year career in the United States Air Force.

Kenneth J. Farquhar.    Mr. Farquhar is President of ManTech Systems Engineering Corporation (MSEC). Mr. Farquhar joined ManTech in 1995 as a Vice President managing MSEC’s Engineering and Systems Support Group, and was named President of MSEC in December 2003. Before joining ManTech, he held numerous technical and management positions at Veda, Inc. and the Dynalectron Corporation in support of U.S. Navy aircraft flight test and engineering efforts at the Naval Air Warfare Center, Patuxent River, MD.

Joseph R. Fox.    Mr. Fox is President of ManTech Information Systems & Technology Corporation (IS&T). Mr. Fox was named President of IS&T in September 2004. Prior to that, he served as Senior Vice President of IS&T. Before joining ManTech, Mr. Fox was a Vice President of Integrated Data Systems Corporation (IDS), a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense that had revenues of approximately $40 million at the time it was acquired by ManTech. He joined IDS in 1991, and was responsible for software development activities, business development and strategic planning. IDS was acquired by ManTech in February 2003.

Jay W. Kelley.    Mr. Kelley is the President of ManTech’s Space Systems business unit. Mr. Kelley joined ManTech in April 2003 and was appointed to his current position in April 2004. Previously he was Vice President of Mid-West Operations for ManTech. Before joining ManTech, Mr. Kelley served over 37 years with the United States Air Force, retiring as a Lieutenant General. He was a “charter” member of Toffler Associates, and he has additional professional experience as the chief operating officer for STA, Inc., and later, the Vice President for Military Programs for Lockheed Martin Technical Operations.

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (D&T), our Company’s independent registered public accounting firm (or “independent auditors”) for 2006, is responsible for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Additionally, D&T will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and D&T the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with D&T those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

D&T has provided us with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2006 in the Company’s Annual Report on Form 10-K for 2006.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman

Walter R. Fatzinger, Jr.

Richard J. Kerr

Paul G. Stern

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm (or “independent auditors”). The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2007, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent auditors at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent auditors for the fiscal year ending December 31, 2007, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

D&T served as our independent auditors in 2006. We expect that representatives of D&T will be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

Our Audit Committee charter contains the Audit Committee’s policy for pre-approval of audit and permitted non-audit services performed by our independent auditor. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the auditor’s independence.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to the full Audit Committee, for informational purposes only, at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent auditor is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2006, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policy.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that were paid or accrued by us for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2005 and 2006:

Type of Fees	2005	2006
Audit Fees	$985,100	$1,150,000
Audit-Related Fees	241,597	171,472
Tax Fees	194,837	250,142
All Other Fees	38,100	16,000

TOTAL	$1,459,634	$1,587,614

In the table above, in accordance with the definitions and rules of the SEC

•

Audit Fees are fees that we paid to the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

•

Audit-Related Fees consist of fees that we paid to the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plans, Employee Stock Ownership Plan, other benefit plans, foreign operations and include services related to the audit of the pre-acquisition balance sheet provided in connection with the Company’s acquisition of GrayHawk Systems, Inc. in 2005.

•	Tax Fees are fees that we paid to the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning.

•

All Other Fees are fees that we paid to the Deloitte Entities for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2007. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

Prior to February 2007, we had informal procedures pursuant to which the Audit Committee was responsible for monitoring and reviewing related party transactions on an ongoing basis, consistent with Nasdaq listing standards.

In February 2007, the Board adopted a policy and procedures for the review, approval and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under our Policy, a Related Party is any director, executive officer, director nominee, 5% or greater stockholder, or an immediate family member of any of these people. With certain exceptions that are detailed in our Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under our Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

•

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit to the Company and whether the transaction is on terms comparable to an arms-length transaction),

•	any potential impact on a director’s independence,

•	public disclosure issues, and

•	any anticipated perception issues related to the transaction.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for senior management to follow in those continuing dealings with the Related Party. In these cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationships to ensure they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

The Policy covers even those transactions that fall below the minimum threshold for disclosure in the proxy statement under the relevant SEC rules. Where a Related Party Transaction is required to be disclosed in the Company’s filings, the Policy requires that the transaction be disclosed in accordance with the applicable laws, rules and regulations.

Related Party Transactions

Sale of Our MSM Subsidiary

On February 23, 2007, we sold our MSM subsidiary to MSM Security Services Holdings, LLC (MSM Holdings) for $3 million in cash. MSM Holdings is an entity that is solely owned by George J. Pedersen, our Chairman of the Board and Chief Executive Officer.

In early 2005, we reached a final corporate determination to exit the personnel security investigation services business and discontinue operations at our MSM subsidiary. We then engaged in a lengthy and detailed process (which included the retention of an investment banker to lead the process) to market and sell the MSM business. In January 2007, Mr. Pedersen presented a formal written offer to the Board to purchase our MSM subsidiary. Mr. Pedersen’s offer exceeded the value of any other definitive offers extended to the Company.

After Mr. Pedersen presented the formal offer to the Company to purchase MSM, the Board formed a special committee comprised solely of independent directors to review, evaluate and determine the advisability of the transaction. The special committee retained the services of independent legal counsel and an independent financial advisor to assist the special committee with its duties. The special committee received a fairness opinion from the independent financial advisor. The special committee of the Board considered the advice and opinions received from its advisors and unanimously recommended approval of the transaction to the independent members of the Board of Directors. The transaction was then approved by the independent members of the Company’s Board of Directors.

GSE Systems, Inc.

In 2003, we sold all of our equity interest in GSE Systems, Inc. (GSE), and a $650,000 note receivable from GSE, to GP Strategies Corporation in exchange for a note with a principal amount of $5,250,955. Since 2003, we have not owned any shares of GSE common stock. However, in connection with the issuance of certain letters of credit in support of payment and performance bonds (which have since expired), the Company holds 100,000 warrants to purchase GSE common stock.

George J. Pedersen, our Chairman of the Board and Chief Executive Officer, beneficially owned shares and options representing less than 5% of GSE as of December 31, 2006. Mr. Pedersen serves on GSE’s board of directors and is a member of its compensation committee.

Legal Services

Mr. Stephen Porter, one of our directors, is senior counsel in the law firm of Arnold & Porter LLP, in Washington, D.C. In the past, Arnold & Porter has performed legal services for us from time to time. In 2006, the Company and Mr. Porter agreed that the Company would not engage Arnold & Porter on any new matters so long as Mr. Porter remained on the Board. In 2006, the Company paid the law firm of Arnold & Porter approximately $60,000 for legal services rendered in the course of completing the firm’s work on prior engagements.

Employee Relationships

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by us on a full-time basis since 1984. In 2006, Ms. Lancaster received salary compensation of $116,375 and a bonus of $12,000.

Certain of our executive officers have relatives who work for us. In all of these cases, the amount of compensation paid to such family members is less than the amount that would require disclosure under Item 404 of Regulation S-K.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 1, 2007 by each of the following:

•	Our named executive officers (identified in the Summary Compensation Table)

•	Our directors and director nominees

•	Our directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock
Name	Total Shares Beneficially Owned(1)	Number of Option Shares(1)	Percent of Class(2)	Total Shares Beneficially Owned	Percent of Class	Total Voting Power(2) (3)
George J. Pedersen (4)	—	—		14,479,553	100%	88.1%
Robert A. Coleman (5)	128,991	113,745	*	—	—	*
Gary A. Dorland (8)	32,608	32,334	*	—	—	*
Kevin M. Phillips (6)	53,564	53,335	*	—	—	*
Eugene C. Renzi (7)	898	0	*	—	—	*
Walter R. Fatzinger, Jr. (9)	22,225	17,000	*	—	—	*
Richard J. Kerr	17,000	17,000	*	—	—	*
Stephen W. Porter	17,000	17,000	*	—	—	*
Barry G. Campbell	17,000	17,000	*	—	—	*
David E. Jeremiah	10,000	10,000	*	—	—	*
Paul G. Stern	5,000	5,000	*	—	—	*
Richard L. Armitage	3,334	3,334	*	—	—	*
Mary K. Bush	5,000	5,000	*	—	—	*
Kenneth A. Minihan	0	0	—	—	—	—
All directors and executive officers as a group (18 persons):	361,237	338,414	1.9%	14,479,553	100%	88.4%

(1)

Shares of common stock subject to options that are or will become exercisable within 60 days after April 1, 2007 comprise the number of shares listed under the column “Number of Option Shares,” and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column “Total Shares Beneficially Owned.”

(2)

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

(3)	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.
(4)

Includes (i) 14,414,468 shares of Class B Common Stock held in the name of George J. Pedersen, (ii) 63,917 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control and as to which Mr. Pedersen disclaims beneficial ownership, and (iii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen, and as to which Mr. Pedersen disclaims beneficial ownership.

(5)	Includes 246 shares of Class A Common Stock vested in the name of Robert A. Coleman that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(6)	Includes 229 shares of Class A Common Stock vested in the name of Kevin M. Phillips that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(7)	Includes 898 shares of Class A Common Stock vested in the name of Eugene C. Renzi that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(8)	Includes 274 shares of Class A Common Stock vested in the name of Gary A. Dorland that are held by the ManTech International Corporation Employee Stock Ownership Plan.

(9)	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2006.

Name and Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)(2)(3)	Percent of Outstanding Class A Common Stock(4)	Total Voting Power(4)
Neuberger Berman, Inc. 605 Third Avenue, New York, NY 10158	2,781,032	14.6%	1.6%
Royce & Associates, LLC 1414 Ave. of the Americas, New York, NY 10019	1,650,055	8.7%	1.0%
Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	976,511	5.1%	0.6%

(1)

As reported on a Schedule 13G/A filed by Neuberger Berman, Inc. on February 13, 2007. According to such Schedule 13G/A, Neuberger Berman, Inc. and Neuberger Berman, LLC have the sole voting power with respect to 1,700 of these shares, shared voting power with respect to 2,313,700 of these shares, and shared dispositive power with respect to all 2,781,032 of these shares; Neuberger Berman Management Inc. reported shared voting and shared dispositive power with respect to 2,313,700 of these shares; Neuberger Berman Equity Funds reported shared voting and shared dispositive power with respect to 2,277,400 of these shares.

(2)

As reported on a Schedule 13G/A filed by Royce & Associates, LLC on January 23, 2007. According to such Schedule 13G/A, Royce & Associates, LLC beneficially owns 1,650,055 shares, and has the sole voting and sole dispositive power with respect to all 1,650,055 of these shares.

(3)

As reported on a Schedule 13G/A filed by Barclays Global Investors, NA on December 31, 2006. According to such Schedule 13G/A, Barclays Global Investors, NA beneficially owns 976,511 shares, and has the sole voting power with respect to 935,068 of these shares, and sole dispositive power with respect to all 976,511 shares.

(4)

Based on 19,020,181 shares of Class A Common Stock and 15,032,293 shares of Class B Common Stock outstanding on December 31, 2006. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules promulgated under Section 16(a) of the Exchange Act require our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with Nasdaq, and to furnish us with copies of such Section 16 reports that they file.

Based solely upon our review of the Section 16 reports that have been furnished to us, we believe that our officers, directors and 10% stockholders complied with their Section 16(a) filing obligations for 2006 and timely filed all reports required to be filed pursuant to Section 16(a) for 2006.

Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 28,

2007. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 28, 2007 and February 27, 2008 in order to be considered timely. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2008 Annual Meeting of Stockholders. However, if we determine to change the date of the 2008 Annual Meeting of Stockholders by more than 30 days from June 6, 2008, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2008 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

Incorporation by Reference and Other Information

We have included our Annual Report for the fiscal year ended December 31, 2006 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department.

Available Information

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including the financial statements, financial statement schedules and exhibits), without charge, by sending a written request to Corporate Secretary, ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6303.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 20, 2007

Appendix A

MANTECH INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – JUNE 6, 2007

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Robert A. Coleman, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Wednesday, June 6, 2007 at 11 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 2, THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side)

MANTECH INTERNATIONAL CORPORATION

The Board of Directors recommends a vote “FOR ALL NOMINEES” for directors in Proposal 1 and “FOR” Proposal 2. Please sign, date and return promptly in the enclosed envelope.

Please mark your vote in blue or black ink as shown here ■

1. PROPOSAL 1 –Election of Directors

❒ FOR all nominees	NOMINEES

❒George J. Pedersen

❒ WITHHOLD AUTHORITY for all nominees.	❒Richard L. Armitage

❒Mary K. Bush

❒Barry G. Campbell

❒ FOR ALL EXCEPT (See instructions below).	❒Robert A. Coleman

❒Walter R. Fatzinger, Jr.

❒David E. Jeremiah

❒Richard J. Kerr

❒Kenneth A. Minihan

❒Stephen W. Porter

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ■

2. PROPOSAL 2 –	Ratify the appointment of Delotte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2007.

❒ FOR	❒ AGAINST	❒ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature: _________________	Signature (if held jointly): _________________	Date: ___________________

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.